UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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IOMEGA CORPORATION

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Filed by Iomega Corporation

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: Iomega Corporation

Commission File No. 001-12333

This filing relates to a press release dated December 12, 2007 issued by Iomega Corporation. The following is a copy of the press release.

News Release

For more information contact:

Media, please contact:

Chris Romoser, Iomega Corporation, (858) 314-7148, romoser@iomega.com

Analysts/Investors, please contact:

Preston Romm, Iomega Corporation, (858) 314-7188, romm@iomega.com

FOR IMMEDIATE RELEASE

IOMEGA Enters Definitive Agreement to Acquire ExcelStor Group

SAN DIEGO, December 12, 2007 – Iomega Corporation (NYSE: IOM) today announced that it has entered into a definitive share purchase agreement to acquire ExcelStor Great Wall Technology Limited, a Cayman Islands company, and Shenzhen ExcelStor Technology Limited, a PRC company (collectively, with their subsidiaries, “ExcelStor”).

Iomega will issue approximately 84 million shares of common stock in Iomega in exchange for all outstanding ExcelStor common shares, representing in the aggregate 60% of the fully diluted capitalization of Iomega, to be measured as of the closing date. The Boards of Directors of both Iomega and ExcelStor have unanimously approved the share purchase agreement.

ExcelStor designs, develops, manufactures and provides advanced digital storage technologies. Their principal product lines include hard disk drives (“HDD”), security storage and external storage. ExcelStor manufactures certain of Iomega’s external HDD products and has manufactured Iomega’s REV products since 2004. ExcelStor markets its products primarily to OEMs as an electronics manufacturing services provider and also sells its own ExcelStor-branded products through distributors throughout the world. ExcelStor produces more than 20 million HDD-based devices per year. For its fiscal year ended December 31, 2006, ExcelStor had revenue of US$707.1 million (audited in accordance with U.S. GAAP). For the six month period ended June 30, 2007, ExcelStor had revenue of US$371.3 million (U.S. GAAP).

ExcelStor is a subsidiary of Great Wall Technology Company Limited (“GWT”), a publicly traded company on the Hong Kong Stock Exchange (0074.HK), headquartered in Beijing, China, which had 2006 revenue of US$2.6 billion. GWT is engaged in the development and manufacturing of communication products, including computers and related components, portable terminals, software and systems integration, broadband networks and value-added system services. GWT is an indirect subsidiary of China Electronics Corporation (“CEC”), a PRC

Government-owned information technology conglomerate which controls more than sixty second level subsidiary companies primarily engaged in the areas of computer and component manufacturing, integrated circuit design and manufacturing, software development and systems integration, telecommunications, consumer electronics design and manufacturing. CEC’s affiliates had 2006 revenue of approximately US$16 billion. Upon closing the transaction, GWT and its affiliates will hold approximately 43% of Iomega’s common stock, making GWT the largest Iomega shareholder. CEC indirectly owns 62% of GWT.

Upon closing, Jonathan Huberman will continue to serve as CEO, Thomas Kampfer will continue as President and COO, and Preston Romm will continue as CFO. Mr. Eddie Lui, currently CEO of ExcelStor, will become Executive Chairman of Iomega. Ms. L.Y. Chan, currently Senior VP, General Manager of ExcelStor, will become Chief Administrative Officer of Iomega. Mr. Stephen David, currently Chairman of Iomega, will continue on the Board and will become the Lead Independent Director. Dr. Zhaoxiong Chen, President of CEC, and Mr. Lu Ming, President of GWT, will join the Board. For at least two years after closing, it is expected that the Board will be comprised of five directors nominated by ExcelStor or its owners and four directors nominated by Iomega. Worldwide corporate headquarters will remain in San Diego, California.

“We expect the transaction to be accretive to our bottom line, and the combined company is expected to have more than $1 billion in annual revenue for 2007 and approximately 3,000 employees worldwide. We are excited about our potential to combine the vast computer and consumer electronics product development and manufacturing capabilities of ExcelStor with our global brand and sales channels, our 27 years of experience building a successful company in the Americas and Europe, and also the opportunity for the combined company to partner with GWT and CEC’s other China-based affiliates to address worldwide markets,” said Huberman. “We expect to be an integral part of the CEC family and therefore accelerate our growth in our core Americas and European markets and obtain significantly greater access to the China market. Our ultimate goal is to build a thriving global leader in computer peripherals and other consumer electronics products,” added Huberman.

Lui, current CEO of ExcelStor, said “I am looking forward to working with Iomega and see great potential in combining and leveraging the complementary skills and products of ExcelStor with Iomega’s strong brand and sales channels. With solid execution by our collective excellent management and employees, I am optimistic that we can achieve our joint vision of the new Iomega as a leading innovator of technology products which greatly expand the brand equity and global reach of the Iomega name.”

The transaction is subject to various closing conditions, including approval by PRC Government and other applicable regulatory authorities (including Exon-Florio), expiration of waiting periods under the HSR Act and any applicable non-US antitrust laws, approval of the acquisition by Iomega and GWT stockholders, and other customary closing conditions. The transaction is expected to close in approximately six months, or mid-2008. Until the transaction is completed, both companies will continue to operate their businesses independently. Following the acquisition, it is intended that ExcelStor will operate as a wholly-owned subsidiary of Iomega.

Thomas Weisel Partners LLC is acting as financial advisor to Iomega and has delivered a fairness opinion to the Board of Directors of Iomega as to the fairness, from a financial point of view, of the consideration to be paid by Iomega in the share purchase transaction.

Conference Call Information

Iomega will host a conference call with simultaneous audio webcast beginning at 8:30 a.m. Eastern Time today to discuss the transaction. The webcast may be accessed at www.iomega.com and will be available for replay through the close of business on December 26, 2007. In addition, Iomega will file today with the SEC on Schedule 14A a presentation further explaining the transaction and the parties involved. A copy of this presentation may be obtained free of charge at Iomega’s website or at the SEC’s website www.sec.gov.

About Iomega

Iomega Corporation, headquartered in San Diego, is a worldwide leader in innovative storage and network security solutions for small and mid-sized businesses, consumers and others. The Company has sold more than 400 million digital storage drives and disks since its inception in 1980. Today, Iomega’s product portfolio includes industry leading network attached storage products, external hard drives, and its own award-winning removable storage technology, the REV® Backup Drive. OfficeScreen®, Iomega’s managed security services, which are available in the U.S. and select markets in Europe, provide enterprise quality perimeter security and secure remote network access for SMBs, which help protect small enterprises from data theft and liability. To learn about all of Iomega’s digital storage products and managed services solutions, please go to the Web at www.iomega.com. Resellers can visit Iomega at www.iomega.com/ipartner.

Special Note Regarding Forward-Looking Statements

Statements contained in this release regarding the Company’s future management, outlook, expected immediate earnings accretion, expected closing of the potential transaction, expected composition of the future board, goals to grow, enter new product lines and further expand into computer peripheral and other consumer electronics products, access to China markets, prospects to partner with GWT and CEC’s other China-based affiliates, and any other statements that are not purely historical are forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995. All such statements are based upon information available to us as of December 12, 2007, and we disclaim any intention or obligation to update any such statements. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include the complexities of achieving approvals for an international transaction; reactions of various employees to changes; any requests or directions from governmental authorities resulting from review of the transaction; any significant changes in the business of ExcelStor or Iomega; litigation or adverse judgments; the loss by Iomega or ExcelStor of key customers; reactions or changes to business relationships resulting from the potential combination; unexpected costs, charges, restructuring or burden increases resulting from the transaction; difficulties or costs of implementing U.S. public company controls and U.S. GAAP financial reporting in a company where more than half the revenue is generated by a subsidiary that historically has not been under U.S. GAAP or NYSE rules; general economic and/or industry-specific conditions including significant changes in the landscape of data storage demand, pricing, or competition; volatility of HDD gross margins; and the other risks and uncertainties identified in the reports filed from time to time by Iomega with the U.S. Securities and Exchange Commission, including Iomega’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

In connection with the proposed transaction, Iomega intends to file a Proxy Statement with the SEC. Investors and security holders are urged to read the Proxy Statement carefully when it becomes available because it will contain important information about Iomega, ExcelStor and the proposed acquisition. The Proxy Statement and other relevant materials (when they become available), and any other documents filed with the SEC, may be obtained free of charge at the SEC’s website www.sec.gov. In addition, investors and security holders may obtain a free copy of the other documents filed by Iomega by directing a written request, as appropriate, to Iomega at Attention: Corporate Secretary, 10955 Vista Sorrento Parkway, San Diego, CA 92130. Iomega’s security holders are urged to read the Proxy Statement and the other relevant materials when they become available before making any voting decision with respect to the proposed transaction.

Iomega, ExcelStor, GWT and their respective executive officers and directors, and any nominees for director in the Proxy Statement, may be deemed to be participants in the solicitation of proxies from the stockholders of Iomega in favor of the acquisition. Information about the executive officers and directors of Iomega and their ownership of Iomega common stock is set forth in the proxy statement for Iomega’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 13, 2007. Certain directors and executive officers of Iomega may have direct or indirect interests in the transaction due to securities holdings, pre-existing or future indemnification arrangements, vesting of options, or rights to severance payments if their employment is terminated following the transaction. Additional information regarding Iomega, ExcelStor, GWT and the interests of their respective executive officers and directors in the acquisition, as well as any director nominees, will be contained in the proxy statement regarding the acquisition that will be filed by Iomega with the SEC.

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Copyright© 2007 Iomega Corporation. All rights reserved. Iomega, Zip, REV, and OfficeScreen are either registered trademarks or trademarks of Iomega Corporation in the United States and/or other countries. ExcelStor is a registered trademark of ExcelStor. Certain other product names, brand names and company names may be trademarks or designations of their respective owners.